Exhibit 99.1
MYR Group Inc. Announces Second-Quarter and First-Half 2026 Results
Thornton, Colo., July 29, 2026 – MYR Group Inc. (“MYR or the "Company”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and Canada, announced today its second-quarter and first-half 2026 financial results.
Highlights for Second Quarter 2026
•Record quarterly revenues of $1.08 billion
•Record quarterly net income of $49.9 million, or $3.17 per diluted share
•Record quarterly EBITDA of $85.0 million
•Record backlog of $3.16 billion
Management Comments
Rick Swartz, MYR’s President and CEO, said, “Our strong second quarter performance drove record quarterly revenues of $1.08 billion, while backlog reached $3.16 billion at quarter-end. These results reflect the continued strength of our core markets, ongoing investment in electrical infrastructure, and sustained customer demand across our business. The acquisition of Valley Electric and Comet Electric, which closed on July 1, further enhances our C&I capabilities and expands our geographic footprint, allowing us to deliver a broader range of solutions to both existing and new customers. We continue to see a healthy pipeline of quality bidding opportunities and remain focused on pursuing strategic growth opportunities while strengthening the long-standing relationships that are central to our success. With strong market fundamentals, a growing portfolio of capabilities, and a disciplined approach to project selection and execution, we believe we are well positioned to deliver continued growth and create long-term value for our shareholders.”
Second Quarter Results
MYR reported second-quarter 2026 revenues of $1.08 billion, an increase of $181.4 million, compared to the second quarter of 2025. Specifically, our Transmission and Distribution (“T&D”) segment reported quarterly revenues of $524.0 million, an increase of $17.7 million, from the second quarter of 2025, due to increases in revenue on T&E contracts and unit price contracts, partially offset by a decrease in revenue on fixed price contracts. Our Commercial and Industrial (“C&I”) segment reported record quarterly revenues of $557.7 million, an increase of $163.6 million, from the second quarter of 2025, primarily due to an increase in revenue on fixed priced contracts.
Consolidated gross profit increased to $142.7 million in the second quarter of 2026, compared to $103.7 million for the second quarter of 2025. The increase in gross profit was due to higher margin and revenues. Gross margin increased to 13.2 percent for the second quarter of 2026 from 11.5 percent for the second quarter of 2025. The increase in gross margin was primarily due to significant changes in our estimated gross profit on certain projects, related to better-than-anticipated productivity, favorable job close outs and an increase in scope on certain projects. These margin increases were partially offset by an increase in costs associated with project inefficiencies on certain projects. Changes in estimates of gross profit on certain projects resulted in a net gross margin increase of 0.9 percent for the second quarter of 2026, compared to a net gross margin decrease of 1.0 percent for the second quarter of 2025.
Selling, general and administrative expenses ("SG&A") increased to $74.4 million in the second quarter of 2026, compared to $63.3 million for the second quarter of 2025. The period-over-period increase was primarily due to an increase in employee incentive compensation costs and an increase in employee-related expenses to support future growth.
Interest income increased to $0.9 million in the second quarter of 2026. Interest income was not significant for the second quarter of 2025. The period-over-period increase was primarily due to higher average balances held in money market accounts in the second quarter of 2026 as compared to the second quarter of 2025.
Interest expense decreased to $0.7 million in the second quarter of 2026, compared to $1.9 million for the second quarter of 2025. The period-over-period decrease was primarily due to lower average outstanding debt balances during the second quarter of 2026 as compared to the second quarter of 2025.
Income tax expense was $17.3 million for the second quarter of 2026, with an effective tax rate of 25.7 percent, compared to an income tax expense of $10.9 million for the second quarter of 2025, with an effective tax rate of 29.2 percent. The period-over-period change in tax rate was primarily due to a favorable impact from stock compensation excess tax benefits, partially offset by the impact of the net CFC tested income (“NCTI”) and other permanent difference items.

For the second quarter of 2026, net income was $49.9 million, or $3.17 per diluted share, compared to $26.5 million, or $1.70 per diluted share, for the same period of 2025. Second-quarter 2026 EBITDA, a non-GAAP financial measure, was $85.0 million, compared to $55.6 million in the second quarter of 2025.
First-Half Results
MYR reported first-half 2026 revenues of $2.08 billion, an increase of $348.2 million, compared to the first half of 2025. Specifically, our T&D segment reported revenues of $1.06 billion, an increase of $97.0 million, from the first half of 2025, due to increases in revenue on unit price contracts and T&E contracts, partially offset by a decrease in revenue on fixed price contracts. Our C&I segment reported revenues of $1.02 billion, an increase of $251.2 million, from the first half of 2025, primarily due to an increase in revenue on fixed priced contracts.
Consolidated gross profit increased to $277.1 million in the first half of 2026, compared to $200.6 million in the first half of 2025. The increase in gross profit was due to higher margin and revenues. Gross margin increased to 13.3 percent for the first half of 2026 from 11.6 percent for the first half of 2025. The increase in gross margin was primarily due to significant changes in our estimated gross profit on certain projects, related to better-than-anticipated productivity, an increase in scope on certain projects and favorable job close outs. These margin increases were partially offset by an increase in costs associated with project inefficiencies on certain projects. Gross margin was also positively impacted during the first half of 2026, by a larger portion of our projects progressing at higher contractual margins, some of which are nearing or are at completion. Changes in estimates of gross profit on certain projects resulted in a net gross margin increase of 0.7 percent for the first half of 2026, compared to a net gross margin decrease of 1.2 percent for the first half of 2025.
SG&A increased to $143.8 million in the first half of 2026, compared to $125.8 million for the first half of 2025. The period-over-period increase was primarily due to an increase in employee incentive compensation costs and an increase in employee-related expenses to support future growth.
Interest income increased to $1.8 million in the first half of 2026, compared to $0.2 million for the first half of 2025. The period-over-period increase was primarily due to higher average balances held in money market accounts in the first half of 2026 as compared to the first half of 2025.
Interest expense decreased to $1.4 million in the first half of 2026, compared to $3.3 million for the first half of 2025. The period-over-period decrease was primarily due to lower average outstanding debt balances and lower interest rates during the first half of 2026 as compared to the first half of 2025.
Income tax expense was $34.5 million for the first half of 2026, with an effective tax rate of 26.3 percent, compared to income tax expense of $20.4 million for the first half of 2025, with an effective tax rate of 29.1 percent. The period-over-period change in tax rate was primarily due to a favorable impact from stock compensation excess tax benefits, partially offset by the impact of NCTI and other permanent difference items.
For the first half of 2026, net income was $96.7 million, or $6.15 per diluted share, compared to $49.8 million, or $3.15 per diluted share, for the same period of 2025.
Backlog
As of June 30, 2026, MYR's backlog was $3.16 billion, which was an increase of $518.4 million, or 19.6 percent, from the $2.64 billion reported as of June 30, 2025. As of June 30, 2026, T&D backlog was $1.27 billion and C&I backlog was $1.89 billion.
Balance Sheet
As of June 30, 2026, MYR had $460.5 million of borrowing availability under its $490 million revolving credit facility and $137.9 million in cash and cash equivalents.
Non-GAAP Financial Measures
To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call
MYR will host a conference call to discuss its second-quarter 2026 results on Thursday, July 30, 2026 at 8:00 a.m. Mountain time. To participate via telephone and join the call live, please register in advance here: https://register-conf.media-server.com/register/BIbbc17de83db84b5cb42140dcb9c30efe. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode. Participants may access the audio-only webcast of the conference call from the Investors page of MYR Group’s website at myrgroup.com.
About MYR Group Inc.
MYR Group is a holding company of leading, specialty electrical contractors providing services throughout the United States and Canada through two business segments: Transmission & Distribution (T&D) and Commercial & Industrial (C&I). MYR Group subsidiaries have the experience and expertise to complete electrical installations of any type and size. Through their T&D segment they provide services on electric transmission, distribution networks, substation facilities, clean energy projects and electric vehicle charging infrastructure. Their comprehensive T&D services include design, engineering, procurement, construction, upgrade, maintenance and repair services. T&D customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Through their C&I segment, they provide a broad range of services which include the design, installation, maintenance and repair of commercial and industrial wiring generally for data centers, clean energy projects, airports, hospitals, hotels, commercial and industrial facilities, manufacturing plants, processing facilities, water/waste-water treatment facilities, mining facilities, intelligent transportation systems, roadway lighting, signalization, stadiums and electric vehicle charging infrastructure. C&I customers include general contractors, commercial and industrial facility owners, government agencies and developers. For more information, visit myrgroup.com.
Forward-Looking Statements
Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement. We disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A. of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
MYR Group Inc. Contact:
Jennifer Harper, Vice President, Investor Relations & Treasurer, 847-979-5835, investorinfo@myrgroup.com
Financial tables follow…

MYR GROUP INC.
Consolidated Balance Sheets
As of June 30, 2026 and December 31, 2025

(in thousands, except share and per share data)	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$137,872	$150,156
Accounts receivable, net of allowances of $2,190 and $934, respectively	653,787	603,735
Contract assets, net of allowances of $514 and $534, respectively	225,053	241,766
Current portion of receivable for insurance claims in excess of deductibles	10,062	10,122
Refundable income taxes	9,130	—
Prepaid expenses and other current assets	41,722	54,982
Total current assets	1,077,626	1,060,761
Property and equipment, net of accumulated depreciation of $435,570 and $413,962, respectively	315,657	306,386
Operating lease right-of-use assets	56,212	42,448
Goodwill	113,495	115,266
Intangible assets, net of accumulated amortization of $41,854 and $39,967, respectively	68,898	72,476
Receivable for insurance claims in excess of deductibles	19,208	21,358
Deferred income taxes	9,822	12,723
Investment in joint ventures	3,187	3,224
Other assets	8,360	9,437
Total assets	$1,672,465	$1,644,079

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$4,650	$4,554
Current portion of operating lease obligations	13,100	13,019
Current portion of finance lease obligations	790	804
Accounts payable	338,888	314,789
Contract liabilities, net	245,822	300,560
Current portion of accrued self-insurance	29,880	28,499
Accrued income taxes	—	15,129
Other current liabilities	137,547	117,923
Total current liabilities	770,677	795,277
Deferred income tax liabilities	49,860	50,119
Long-term debt	4,722	54,483
Accrued self-insurance	40,525	42,827
Operating lease obligations, net of current maturities	43,065	29,429
Finance lease obligations, net of current maturities	777	1,220
Other liabilities	8,422	10,301
Total liabilities	918,048	983,656
Commitments and contingencies
Shareholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 15,569,250 and 15,522,834 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	155	155
Additional paid-in capital	165,785	165,211
Accumulated other comprehensive loss	(11,127)	(8,183)
Retained earnings	599,604	503,240
Total shareholders’ equity	754,417	660,423
Total liabilities and shareholders’ equity	$1,672,465	$1,644,079

MYR GROUP INC.
Unaudited Consolidated Statements of Operations
Three and Six Months Ended June 30, 2026 and 2025

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2026	2025	2026	2025
Contract revenues	$1,081,727	$900,325	$2,082,107	$1,733,945
Contract costs	939,054	796,614	1,804,994	1,533,333
Gross profit	142,673	103,711	277,113	200,612
Selling, general and administrative expenses	74,409	63,313	143,832	125,837
Amortization of intangible assets	1,210	1,211	2,427	2,399
Gain on sale of property and equipment	(891)	(600)	(1,813)	(1,701)
Income from operations	67,945	39,787	132,667	74,077
Other income (expense):
Interest income	866	45	1,776	236
Interest expense	(706)	(1,905)	(1,365)	(3,319)
Other expense, net	(974)	(533)	(1,922)	(833)
Income before provision for income taxes	67,131	37,394	131,156	70,161
Income tax expense	17,280	10,928	34,505	20,387
Net income	$49,851	$26,466	$96,651	$49,774
Income per common share:
—Basic	$3.20	$1.70	$6.21	$3.16
—Diluted	$3.17	$1.70	$6.15	$3.15
Weighted average number of common shares and potential common shares outstanding:
—Basic	15,577	15,527	15,558	15,759
—Diluted	15,731	15,575	15,712	15,813

MYR GROUP INC.
Unaudited Consolidated Statements of Cash Flows
Six Months Ended June 30, 2026 and 2025

	Six months ended June 30,
(in thousands)	2026	2025
Cash flows from operating activities:
Net income	$96,651	$49,774
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	33,344	30,139
Amortization of intangible assets	2,427	2,399
Stock-based compensation expense	8,888	5,759
Deferred income taxes	2,743	347
Gain on sale of property and equipment	(1,813)	(1,701)
Other non-cash items	233	(180)
Changes in operating assets and liabilities:
Accounts receivable, net	(51,471)	55,665
Contract assets, net	15,634	(37,597)
Receivable for insurance claims in excess of deductibles	2,210	(742)
Other assets	6,397	4,737
Accounts payable	26,218	11,133
Contract liabilities, net	(54,094)	(41,086)
Accrued self-insurance	(907)	872
Other liabilities	1,614	36,628
Net cash flows provided by operating activities	88,074	116,147
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,370	3,726
Purchases of property and equipment	(45,048)	(34,289)
Net cash flows used in investing activities	(42,678)	(30,563)
Cash flows from financing activities:
Borrowings under revolving lines of credit	48,003	488,553
Repayments under revolving lines of credit	(95,417)	(474,695)
Payment of principal obligations under equipment notes	(2,251)	(2,158)
Payment of principal obligations under finance leases	(396)	(568)
Repurchase of common stock	—	(75,000)
Payments related to tax withholding for stock-based compensation	(7,294)	(2,653)
Net cash flows used in financing activities	(57,355)	(66,521)
Effect of exchange rate changes on cash	(325)	429
Net increase (decrease) in cash and cash equivalents	(12,284)	19,492
Cash and cash equivalents:
Beginning of period	150,156	3,464
End of period	$137,872	$22,956

MYR GROUP INC.
Unaudited Consolidated Selected Data,
Unaudited Performance Measure and Reconciliation of Non-GAAP Measure
For the Three, Six and Twelve Months Ended June 30, 2026 and 2025 and
As of June 30, 2026, December 31, 2025, June 30, 2025 and June 30, 2024

	Three months ended June 30,		Last twelve months ended June 30,
(dollars in thousands, except share and per share data)	2026	2025	2026		2025
Summary Statement of Operations Data:
Contract revenues	$1,081,727	$900,325	$4,006,051		$3,451,783
Gross profit	$142,673	$103,711	$500,287		$363,845
Income from operations	$67,945	$39,787	$225,462		$124,595
Income before provision for income taxes	$67,131	$37,394	$222,279		$115,695
Income tax expense	$17,280	$10,928	$56,986		$39,320
Net income	$49,851	$26,466	$165,293		$76,375
Tax rate	25.7%	29.2%	25.6%		34.0%

Per Share Data:
Income per common share:
–Basic	$3.20	$1.70	$10.63	(1)	$4.80	(1)
–Diluted	$3.17	$1.70	$10.54	(1)	$4.79	(1)
Weighted average number of common shares and potential common shares outstanding:
–Basic	15,577	15,527	15,543	(2)	15,982	(2)
–Diluted	15,731	15,575	15,674	(2)	16,035	(2)

(in thousands)	June 30, 2026	December 31, 2025	June 30, 2025	June 30, 2024
Summary Balance Sheet Data:
Total assets	$1,672,465	$1,644,079	$1,497,157	$1,485,953
Total shareholders’ equity	$754,417	$660,423	$583,234	$633,342
Goodwill and intangible assets	$182,393	$187,742	$190,514	$195,227
Total funded debt (3)	$9,372	$59,037	$86,081	$45,065

	Three months ended June 30,				Six months ended June 30,
(dollars in thousands)	2026		2025		2026		2025
Segment Results:	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Contract revenues:
Transmission & Distribution	$524,022	48.4%	$506,273	56.2%	$1,064,992	51.1%	$968,043	55.8%
Commercial & Industrial	557,705	51.6	394,052	43.8	1,017,115	48.9	765,902	44.2
Total	$1,081,727	100.0%	$900,325	100.0%	$2,082,107	100.0%	$1,733,945	100.0%
Operating income:
Transmission & Distribution	$49,513	9.4%	$40,465	8.0%	$101,723	9.6%	$76,686	7.9%
Commercial & Industrial	47,289	8.5	21,992	5.6	84,493	8.3	39,369	5.1
Total	96,802	8.9	62,457	6.9	186,216	8.9	116,055	6.7
Corporate	(28,857)	(2.6)	(22,670)	(2.5)	(53,549)	(2.5)	(41,978)	(2.4)
Consolidated	$67,945	6.3%	$39,787	4.4%	$132,667	6.4%	$74,077	4.3%

See notes at the end of this earnings release

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended June 30, 2026 and 2025

	Three months ended June 30,		Last twelve months ended June 30,
(in thousands, except share, per share data, ratios and percentages)	2026	2025	2026	2025

Financial Performance Measures (4):
EBITDA (5)	$84,979	$55,599	$293,455	$188,439
EBITDA per Diluted Share (6)	$5.40	$3.57	$18.72	$11.77
EBIA, net of taxes (7)	$50,631	$28,640	$169,963	$84,258
Free Cash Flow (8)	$(25,591)	$11,638	$193,363	$108,625
Book Value per Period End Share (9)	$47.98	$37.46
Tangible Book Value (10)	$572,024	$392,720
Tangible Book Value per Period End Share (11)	$36.38	$25.22
Funded Debt to Equity Ratio (12)	0.01	0.15
Asset Turnover (13)			2.68	2.32
Return on Assets (14)			11.0%	5.1%
Return on Equity (15)			28.3%	12.1%
Return on Invested Capital (16)			26.7%	12.7%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$49,851	$26,466	$165,293	$76,375
Interest (income) expense, net	(160)	1,860	1,431	7,121
Income tax expense	17,280	10,928	56,986	39,320
Depreciation and amortization	18,008	16,345	69,745	65,623
EBITDA (5)	$84,979	$55,599	$293,455	$188,439

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net income per share	$3.17	$1.70	$10.54	$4.79
Interest (income) expense, net, per share	(0.01)	0.12	0.09	0.44
Income tax expense per share	1.10	0.70	3.64	2.45
Depreciation and amortization per share	1.14	1.05	4.45	4.09
EBITDA per Diluted Share (6)	$5.40	$3.57	$18.72	$11.77

Reconciliation of Non-GAAP measure:
Net income	$49,851	$26,466	$165,293	$76,375
Interest (income) expense, net	(160)	1,860	1,431	7,121
Amortization of intangible assets	1,210	1,211	4,846	4,823
Tax impact of interest and amortization of intangible assets	(270)	(897)	(1,607)	(4,061)
EBIA, net of taxes (7)	$50,631	$28,640	$169,963	$84,258

Calculation of Free Cash Flow:
Net cash flow from operating activities	$3,325	$32,861	$298,494	$172,891
Less: cash used in purchasing property and equipment	(28,916)	(21,223)	(105,131)	(64,266)
Free Cash Flow (8)	$(25,591)	$11,638	$193,363	$108,625

See notes at the end of this earnings release.

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
As of June 30, 2026, 2025 and 2024

(in thousands, except per share amounts)	June 30, 2026	June 30, 2025
Reconciliation of Book Value to Tangible Book Value:
Book value (total shareholders' equity)	$754,417	$583,234
Goodwill and intangible assets	(182,393)	(190,514)
Tangible Book Value (10)	$572,024	$392,720

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$47.98	$37.46
Goodwill and intangible assets per period end share	(11.60)	(12.24)
Tangible Book Value per Period End Share (11)	$36.38	$25.22

Calculation of Period End Shares:
Shares outstanding	15,569	15,523
Plus: common equivalents	154	48
Period End Shares (17)	15,723	15,571

(in thousands)	June 30, 2026	June 30, 2025	June 30, 2024
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total shareholders' equity)	$754,417	$583,234	$633,342
Plus: total funded debt	9,372	86,081	45,065
Less: cash and cash equivalents	(137,872)	(22,956)	(1,869)
Invested Capital	$625,917	$646,359	$676,538
Average Invested Capital (18)	$636,138	$661,449
See notes at the end of this earnings release.

(1)Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(2)Last-twelve-months weighted average basic and diluted shares were determined by adding the weighted average shares reported for the last four quarters and dividing by four.
(3)Funded debt includes outstanding borrowings under our revolving credit facility and our outstanding equipment notes.
(4)These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity, and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(5)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the company’s core operations. Management further believes that EBITDA is useful to investors and other external users of our financial statements in evaluating the company’s operating performance and cash flow because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(6)EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(7)EBIA, net of taxes is defined as net income plus net interest plus amortization of intangible assets, less the tax impact of net interest and amortization of intangible assets. The tax impact of net interest and amortization of intangible assets is computed by multiplying net interest and amortization of intangible assets by the effective tax rate. Management uses EBIA, net of taxes, to measure our results exclusive of the impact of financing and amortization of intangible assets costs.
(8)Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(9)Book value per period end share is calculated by dividing total shareholders’ equity at the end of the period by the period end shares outstanding.
(10)Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from shareholders’ equity. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or shareholders’ equity.
(11)Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(12)The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total shareholders’ equity at the end of the period.
(13)Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(14)Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(15)Return on equity is calculated by dividing net income for the period by total shareholders’ equity at the beginning of the period.
(16)Return on invested capital is calculated by dividing EBIA, net of taxes, less any dividends, by average invested capital. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.
(17)Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(18)Average invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total shareholders’ equity and calculating the average of the beginning and ending of each period.